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                                                                      EXHIBIT 24





                              ACCOUNTANTS' CONSENT



The Board of Directors and Stockholders of Tidewater Inc.:

We consent to incorporation by reference in the Registration Statements 2-69356 and 33-38240 on Form S-8 of Tidewater Inc. of our report dated April 30, 1997 relating to the consolidated balance sheets of Tidewater Inc. and subsidiaries as of March 31, 1997 and 1996 and the related consolidated statements of earnings, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-K of Tidewater Inc.



KPMG PEAT MARWICK LLP

New Orleans, Louisiana
April 30, 1997